Exhibit 3.6
                               STATE OF CALIFORNIA

                               SECRETARY OF STATE
                                   NAME CHANGE
                          CERTIFICATE OF QUALIFICATION

                                    C2280540

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That on the 7th day of August, 2001, there was filed in this office an Amended Statement and Designation by Foreign Corporation whereby the corporate name of MAJESTIC TRANSPORTATION PRODUCTS, LTD., a corporation organized and existing under the laws of Maryland, was changed to MAJESTIC SAFE-T-PRODUCTS, LTD. This corporation complied with the requirements of California law in effect on that date for the purpose of qualifying to transact intrastate business in the State of California and as of said date has been and is qualified and authorized to transact intrastate business in the State of California, subject however, to any licensing requirements otherwise imposed by the laws of this State.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of August 13, 2001.

                  [SEAL]


                   /s/BILL JONES
                   Secretary of State